                                                                  Rule 424(b)(3)
                                                                      333-112274


            ADDENDUM TO PROSPECTUS SUPPLEMENT DATED FEBRUARY 27, 2004

                                                      Dated:  February 1, 2005

                                 STATE OF ISRAEL
                                 $2,850,000,000
                               THIRD JUBILEE ISSUE
                            DOLLAR BONDS (FIXED RATE)

                     --------------------------------------

The interest rate of each State of Israel Third Jubilee Issue Dollar Bond to be sold during the SALES PERIOD commencing on FEBRUARY 1, 2005 and terminating on FEBRUARY 28, 2005 is:

         SERIES A (FIVE YEARS): 4.25%         SERIES B (TEN YEARS): 5.10%

To ensure purchase of a Bond at such interest rate, the purchase price and all supporting documentation MUST BE RECEIVED BY Development Corporation for Israel by FEBRUARY 23, 2005.

Effective as of September 1, 2004, the aggregate maturity amount of the Third Jubilee Issue Dollar Bonds offered under this prospectus has been increased to $2,850,000,000.
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(ARNOLD & PORTER LLP LETTERHEAD)

                                    February 2, 2005



VIA EDGAR

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549
Attn:  Filing Desk

         RE: State of Israel's Registration Statement on Schedule B (Registration No. 333-112274) -- Third Jubilee Issue

Dear Ladies and Gentlemen:

         On behalf of the State of Israel ("Israel"), attached for filing via EDGAR pursuant to Rule 424(b)(3) under the Securities Act of 1933, as amended, is Israel's Addendum to the Prospectus Supplement dated February 27, 2004 to the Prospectus dated February 26, 2004.

         If you have any questions or comments with regards to this filing, please contact the undersigned at (212) 715-1195.

                                       Very truly yours,



                                       /s/    Michelle Greenberg-Kobrin


cc:  Alan Feldstein